July 1, 1997

6306-006-3

Real Goods Trading Corporation
555 Leslie Street
Ukiah, CA  95482

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form SB-2
(the "Registration Statement") filed by Real Goods Trading
Corporation ("RGTC"), a California corporation, on July 1, 1997 with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 1,300,000 shares of common stock without par value.

     As counsel for RGTC, we are familiar with the actions taken by RGTC with respect to the authorization and issuance of the securities covered by the Registration Statement. We have examined originals and/or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials and other documents as we have deemed necessary or relevant as a basis for the opinion set forth herein.

     Based on the foregoing, it is our opinion that:

     1. RGTC is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

     2. Upon the issuance of the shares covered by the Registration Statement in the manner described therein, said shares will be validly issued, fully paid and non-assessable.

                           Very truly yours,

                           COBLENTZ, CAHEN, MCCABE & BREYER, LLP

                        [S]BARRY REDER
                           Barry Reder